Exhibit 10.17
Joseph Michael Mayer Compensation Package Term Sheet

Base Annual Salary	$250,000

Incentive Bonus @ Plan	$150,000	E-30%, EV-60%, OA-90%

Stock Options-Annual	# TBD	multiple of base salary

Car Allowance-Annual	$9,600

Normal Severance	12 months(a)

Vacation-Annual	4 weeks

(a)	severance is for involuntary termination “not for cause” as defined in J. Winkler’s 2005 employment agreement; severance is 12 months base salary and bonus at EV; bonus for year of termination is pro-rated at EV (or higher based on actual results); and all stock options and restricted stock become 100% vested.

Effective Date	December 1, 2005

/s/ Joe Winkler	/s/ J.M. Mayer

Approved:	Accepted:
Joe Winkler	J.M. Mayer

Date 2/23/06	Date 2/23/06